American Power Group: American Power Group Announces Fourth Quarter

Company:	American Power Group Corporation
Conference Title:	American Power Group Announces Fourth Quarter
Moderator:	Chuck Coppa
Date:	9:00 CT

Operator:	Please standby, we’re about to begin. Good morning ladies and gentlemen and welcome to the American Power Group, Fourth Quarter and Fiscal 2016 Results conference call. This call is being recorded. I would now like to turn the call over to Chuck Coppa, Chief Financial Officer. Please go ahead, sir.

Chuck Coppa:	Thank you. Good morning everyone and thank you for participating in today’s investor conference call. Our conference call is being held in concert with today’s disclosure of our fiscal 2016 annual and fourth quarter results September 30, 2016. For those who have not seen the release or the financial statements, they were distributed to all the wire services and will be available later today on our website and with the SEC. I’ll briefly read a short version of the safe harbor.

With the exception of the historical information described today in this call, the matters described herein today contain forward looking statements and opinions, including but not limited to, statements relating to new markets, development introduction of new products in financial operating projections. These forward looking statements and opinions are neither promises nor guarantees, but involve risks and uncertainties that may individually or mutually impact the matters herein and cause actual results, events in the performance that may differ materially from other forward looking statements and opinions.

Listeners are cautioned to not to place undue reliance on these forward looking statements and opinions which may only speak as of the date hereof. The company undertakes no obligation to release publically, the results of any revisions of these forward looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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American Power Group: American Power Group Announces Fourth Quarter

I’ll make a brief additional statement and then turn the call over to our CEO, Lyle Jensen. As Lyle will expand upon in a few moments, we’ve weathered the low-price oil storm over the past two years and have taken this opportunity to build strength during this down turn and believe we have positioned ourselves as the most, if not only, viable alternative dual fuel solution out there today.

With the support of our board of directors and lead investors, over the past year we’ve successfully restructured $3 million of long term bank debt by lowering our payments and reducing our interest rate by half. We are currently in discussions regarding restructuring an additional $1.8 million of long term debt and have secured a commitment for additional operating capital from existing investors, which will allow us to emerge from this oil crisis with better market metrics and improved performance expectations.

In December 2016, our board approved a non-binding term sheet with entities related to two directors, existing shareholders and management to raise up the $3 million of additional capital. Similar to a capital raise we did back in May 2015, we expect the investors will initially loan us up to $2.5 million under a proposed 10% Contingent Convertible Promissory Note. These notes will automatically be convertible, subject to shareholder approval into a new Series E Convertible Preferred Stock and warrants.

We anticipate closing this financing within the next ten days or so and more details are noted in our 10K which will be filed later today and the 8K that will follow the financing. In connection with the proposed financing we are also working with one of our long term debt holders, WPU Leasing which is expected to defer all current and future cash interest and principal payments due under approximately $1.8 million of equipment financing notes until such time as our board determines that we are in a position to resume normal payments or we are EBITDA positive at the parent level for two consecutive quarters.

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American Power Group: American Power Group Announces Fourth Quarter

This will allow us to defer a significant amount of cash out flows in the near term as we continue to build strength over the coming year. In addition, WP Leasing is expected to amend their notes to reduce the interest rate by over 7%.

We’ll continue to do what we believe is in the best interests of the company to ensure future viability of American Power Group and we remain very optimistic about our future. With that, I’ll turn it over to Lyle.

Lyle Jensen:	Okay, thanks, Chuck. I appreciate everybody taking the time to be on the call this morning for our company update. As we noted in this morning’s press release, trends over the past few months appear to mark the end of the chaotic two-year period for business models tied to the oil and gas industry. The oil crisis has contributed to multiple bankruptcies, numerous bank debt restructurings and significant drops in reported revenue.

American Power Group experienced similar market and financial pressures during this two-year period. However, as Chuck just described, with the support and assistance of our lead investors and our board, we have been able to restructure debt and continue to attract additional capital that will allow us to emerge from this oil crisis. As Chuck said, we’ve emerged with strength as opposed to simply surviving this period. We’ll talk today about the many initiatives which lead us to believe that our performance expectations will improve in this coming year.

As far as looking back at the performance for fiscal 2016, despite all the negative market conditions, we were happy with the 57% increase in our year to year revenue growth in our North American vehicular dual fuel markets as we’ve continued to expand our EPA approvals and our California CARB certifications. We are also pleased with the 17% year to year growth in our international vehicular markets. 2016 was primarily a demonstration year and we look to 2017 to see those demonstration projects turn into production orders. Unfortunately, those gains were more than offset by a 77% drop in year to year revenue in our North American stationary dual fuel market given that almost 80% of the oil drilling rigs in North American were either laid down and idled here over the last two years. With that said, we are starting to see those numbers improve with increasing oil prices as I’ll note in a few minutes.

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American Power Group: American Power Group Announces Fourth Quarter

As far as other accomplishments that were achieved in 2016, we added some key engines to our California CARB engine certifications and we’ve had great success in expanding our dual fuel markets in Canada and Mexico.

We see multiple positive signs that we believe strengthen our industry leading position and posture us for improved results. I’ve got six or seven bullets that I will go through that are significant trends or achievements that have occurred in the past 90 days that posture us for improving calendar 2017. First and foremost, WTI crude oil prices are currently 89% higher than their lows in early 2016. With prices settling in the low $50 per barrel range, we’ve seen a 67% increase in the number of operating rigs since mid-2016 and we continue to see more drill rigs put to work on a monthly basis.

As a result of this, we’re seeing an increase in our stationary dual fuel quotation activity for the first time in over past eighteen months. Our fiscal year to date stationary revenue plus confirmed back log orders are already 360% higher than our total stationary conversion revenue was for all of fiscal 2016 and we’re only in the fourth month of our new fiscal year. In November 2016, we announced a $600,000+ follow-on order from our largest oil and gas conversion customer which is almost 2X our entire 2016 fiscal stationary revenue. This noticeable increase in activity can be tired directly, we believe, to higher oil prices and increased drill rigs being deployed.

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American Power Group: American Power Group Announces Fourth Quarter

Next up is diesel prices, which obviously have a big impact on us. The Department of Energy reported last week that the US average retail price for diesel fuel is up 17% from a year ago. This continues to positively impact the price spread between diesel and natural gas, so, these improving price spreads are starting to drive people who had tabled their consideration of dual fuel back to the discussion table with us.

In November of this past year, we announced a multi-year dealer installer relationship with Rush Truck Centers (www.rushtruckcenters.com) to initially cover 14 dealer states for them. Rush Truck Centers is the largest network of commercial vehicle dealerships in the United States, with more than 100 locations. We’ve completed our dealer training and are moving into initial customer visits with a group that has an unparalleled network of sales and service people as part of one of the largest truck dealerships in the United States to our dual fuel efforts.

Back in October, we announced additional California CARB certifications for the Cummins and Detroit Diesel engine families which are different than the 500+ EPA approvals that we get for our OUL and IUL applications. These certifications play an important role in our effort to play a significant role in the reduction of diesel-related emissions in California.

Recent APG dual fuel testing results that came out of West Virginia University on late model engines has shown that we can achieve greater than a 50% reduction in NOX emissions compared to the federal standard. These results are gaining the attention of a lot of air quality people in California on what can be achieved with APG’s dual fuel. We intentionally targeted certification of high horsepower engines, since there are no effective dedicated natural gas solutions in this high horse power range which represents a significant portion of the market.

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American Power Group: American Power Group Announces Fourth Quarter

R.L. Polk, which provides market information for trucks and other types of vehicles has reported that there’s over 30,000 California registered class A trucks with model year 2010 and newer that would fall under these certifications. If we move beyond California, we also have another eight or nine states that have made APG’s dual fuel technology eligible for state emission grants and tax rebate incentives. The EPA recently reported that 40% of US citizens live in ozone non-attainment areas which is due to poor air quality.

More and more states are recognizing the value of APG’s low emission results which positions us to work with our dealers to help fleets take advantage of both state incentive grants and tax incentives which can range anywhere from 10% to 60% of the cost of our dual fuel system and its tank.

If we move outside the United States and look at some of our international markets, we expect Mexico will be a very strong emerging dual fuel market in 2017. In January 2017, the Mexican government eliminated certain fuel subsidies for diesel and gasoline resulting in an immediate, almost 20% increase in fuel pricing as of January 1st. There have been reports of road blockades and protests due to the increase in gasoline and diesel prices which is creating a lot of stress in the logistics world in Mexico and representing an opportunity for APG.

This action has dramatically increased the price spread between diesel and natural gas and so, as we take a look and relaunch our marketing here in January, we’re seeing that we can present measurable fuel savings (15-20% annual fuel savings) to Mexican fleets – or even US fleets delivering into Mexico.

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American Power Group: American Power Group Announces Fourth Quarter

But on top of that, we offer fleets in Mexico an additional benefit of significant emission reduction which is becoming more important that before as Mexico is starting to place significant importance on the poor air quality conditions in Mexico City and other surrounding areas. The Mexican Environmental Authority in 2016 began enforcing new regulations to reduce diesel-related emissions. If you don’t comply with the mandated emission reductions, you could see your daily deliveries within certain populous areas cut back due to mandated reduced operating hours for noncompliant engines. If you lose one out of six potential delivery days, that’s almost a 20% reduction in your operating capacity on top of the 20% increase in your diesel prices as a result of the recession of the governmental fuel subsidies. These two facts are creating a lot of interest for APG’s dual fuel solution.

With all this said, we’ve been working closely with a couple of our Mexican dealers, one in particular who has worked very, very hard with the Mexican government and the Department of Energy to educate them about the benefits of APG’s dual fuel solution. On December 28th, the Mexican Ministry of the Environment officially announced that trucks with EPA approved and/or CARB certified dual fuel solutions like APG, will be exempt from this operating cutback and will allow fleets to continue to make deliveries 7 days a week. As we’ve noted in the past, with our 500+ EPA approvals covering 6 different engine manufacturers, we have a significant market advantage in cracking the Mexican market place.

From my perspective, this is another huge regulatory market milestone for APG where we now have another whole country that has recognized our extensive EPA and CARB approvals for our dual fuel solution.

Given this Mexican “perfect storm” of higher diesel prices, Mexican approval of our dual fuel solution coupled with increased emission reduction requirements, our dealers believe that we’re going to see a dramatic increase in dual fuel quotes and orders and it could start to happen as early as February of this year.

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American Power Group: American Power Group Announces Fourth Quarter

If we look to our friends north of the United States in Canada, we’re also expected to see a somewhat similar if not as aggressive transition in 2017. We successfully conducted several evaluation projects in two Canadian provinces where we now have trucks on the road in British Columbia and in Quebec. I’m personally working with the President of the Ontario Trucking Association where they are launching a major alternative fuel incentive program encompassing hundreds of millions of dollars over the next five years. APG’s dual fuel system was highlighted recently in an Ontario market study that went out to all interested parties identifying APG’s dual fuel solution as an accepted technology to satisfy the high horsepower heavy haul loads experienced in Canada.

This recognition underscores one of our core accomplishments here, in that heavy duty operators (that is 15L and higher) do not have a natural gas alternative solution that retains the required high horsepower to pull heavy loads. The Ontario Trucking Association is going to highlight APG’s dual fuel solution as providing heavy duty operators the ability to use cleaner burning natural gas while retaining the power and torque required to pull their heavy loads in the 40,000+ pound range.

Finally, let’s wrap up the call with a few comments on our flare capture and NGL recovery business. Last year’s low NGL prices coupled with the significant cut backs in operating oil-production rigs, played a major role in the idling our flare capture systems in 2016. Despite these facts, we have been very disappointed in the lack of progress in the last few months as the oil and gas recovery gains traction. Due to several reasons, our previous announced deployment of two of our flare capture systems will not happen as quickly as expected.

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American Power Group: American Power Group Announces Fourth Quarter

In an effort to re-energize our efforts, we’ve contracted with a 15-year veteran in the midstream management of NGLs and have already increased the number of service quotations for our processing equipment. In addition, I’ve moved the sales and marketing responsibilities of our APG vehicular dual fuel markets from myself to Dan Goodwin. Dan’s our new VP of Technical Marketing and Government Affairs. This re-alignment will free up more of my time so I can focus on accelerating our flare capture and NGL processing sales and marketing efforts as we believe the flare capture/recovery business model will play a significant role in our future ability to sustain positive cash flow.

On November 1st of this past year, the weighted average flare capture percentage in North Dakota increased from 80% to 85% and that’s now getting to where some flare capture capability cannot go to 85% where we can, so that’s going to bring us additional opportunities.

Last summer, you’ll remember that we achieved our TERO approval on the Fort Berthold Indian Reservation which is located in the middle of the Bakken. This approval will help position us to win bids as drill rigs come back online on the reservation.

We are extremely encouraged by the fact the net weighted average prices of NGL’s are up nearly 400% from the March/April 2016 lows which has a dramatic impact on the performance metrics of each processing system and our bottom line.

In summary, we continue to believe that federal, state and local emission regulations will only get tougher in the coming years and we see a significant opportunity for APG to be at the forefront of providing these entities with a cost effective solution to help people meet the emission reduction requirements.

As Chuck mentioned, we’ve survived a very, very tough two-year period and have been able to come out the back end of this stronger from many perspectives. With that, I’ll turn it over to our Q&A period.

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American Power Group: American Power Group Announces Fourth Quarter

Operator:	Thank you, if you’d like to ask a question, please press *1 on your touch tone phone. Please be sure you are unmuted so your signal reaches our equipment. Once again, *1 if you would like to ask a question. We’ll pause just a moment to allow everyone an opportunity to signal. And we’ll go to Don Middlebrook.

Don Middlebrook:	Yes, I’m a former rancher who also owns an oil patch and with so many heavy-duty pickups, the Dodge Ram in particular in our area, when will we see something for us country boys?

Lyle Jensen:	Well, from APG standpoint, we’ve elected to invest our funds in the heavy duty truck applications simply because the more miles you run, the quicker the ROI on your dual fuel investment and light duty trucks don’t typically run significant miles annually.

Don Middlebrook:	Okay, appreciate it.

Operator:	Once again, *1 if you would like to ask a question. Please be sure you’re unmuted so your signal reaches our equipment. *1 for any questions. And we’ll take our next question from Johnathan Kahn.

Johnathan Kahn:	Yes, hi, I was listening to the response to that previous question, I have a question. I did not understand the answer completely, are you saying that American Power Group Technology does not work with the Dodge trucks that the person was asking about, or you just don’t have people who are trained to install –

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American Power Group: American Power Group Announces Fourth Quarter

Lyle Jensen:	Okay, good question. Our system will work technically on the engines referenced but as I noted it’s not that we don’t have experience - we’ve elected not to go spend millions of dollars trying to get EPA approval on those smaller engines. So, it’s more of a strategic market direction decision than anything else.

Chuck Coppa:	Jonathan, this is Chuck.

Johnathan Kahn:	Hi, Chuck.

Chuck Coppa:	– As we talked about in the past, we’ve focused on the heavy-duty trucks because of the ROI’s. If you’re running a pickup truck doing 10-20,000 miles a year, the ROI, especially in today’s market, is going to be significantly longer than the heavy-duty guys who are running 100-120,000 miles a year, so that’s why we focused on the heavy-duty markets out there today instead of the light duty.

Johnathan Kahn:	I see.

Chuck Coppa:	It’s all economics.

Johnathan Kahn:	Okay, thank you.

Operator:	Again, *1 for questions. And we’ll go to Joe Fossee.

Joe Fossee:	Given the election of Trump, I’m curious why you feel that regulations, with respect to oil and gas production, will continue to become more stringent?

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American Power Group: American Power Group Announces Fourth Quarter

Lyle Jensen:	Well, Joe, it’s not necessarily just the oil and gas. President Obama did approve the climate change plan where they were going to propose to start capturing methane in the oil and gas production. I think the new administration will determine whether that survives or not but we still believe the opportunity to capture the remaining flared gases and do something positive with them to be a viable market, especially in North Dakota where the flare capture rules are state driven, not federally.

On the air quality side, we see strong support from the Republicans, primarily just in the ozone initiatives and not so much on the greenhouse gas. It’s in the ozone where the criteria pollutants are causing increased asthmatic conditions among children and you’re seeing a supposed increase in autism with mothers close to truck traffic.

So, I think we have to understand where that regulation split will come from, but I would agree that on the oil and gas side, I think that you’ll see some changes in that but you can’t be zero.

Chuck Coppa:	Joe, this is Chuck. As Lyle has talked about in previous calls, we see huge opportunities in the state of California as it relates to their emission problems and our ability to have a dramatic immediate positive impact the emission profile of the engines running there. As we know, California somewhat thinks of itself as a sovereign state so, we envision that they’ll keep moving forward and moving their emissions standards tighter and tighter.

Joe Fossee:	Okay, thank you.

Operator:	And with no questions holding, I would like to provide a final opportunity to signal, *1 if you’d like to ask a question. And at this point I’d like to turn the conference back over to Mr. Jensen for any additional or closing remarks.

Lyle Jensen:	Okay, well again, thank you guys for dialing in and listening this morning and we look forward to the next update which will come fairly quick because we’ve got our December Q1 call in early February. Thank you.

Operator:	Thank you for your participation. That does conclude today’s conference, you may now disconnect.

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American Power Group: American Power Group Announces Fourth Quarter